Exhibit 99.1

Community Partners Bancorp Reports Strong Second Quarter 2010 Results

•	Net Interest Income rises 21.1%
•	Net Interest Margin continues to improve, reaching 4.04%
•	Net Income to Common Shareholders increases 1,021%
•	Continued Improvement in Asset Quality
•	Loan Pipeline expands

MIDDLETOWN, N.J., July 26, 2010— Community Partners Bancorp (NasdaqCM:CPBC), (the “Company”), the parent company of Two River Community Bank (“Two River”), today announced consolidated earnings for the quarter and six months ended June 30, 2010.

For the quarter ended June 30, 2010, the Company reported net income available to common shareholders of $695,000, or $0.09 per diluted share, compared to $62,000, or $0.01 per diluted share, for the same period in 2009, an increase of $633,000, or 1,021%. Second quarter 2009 results were adversely impacted by a $288,000 ($0.02 per diluted common share) industry-wide FDIC special assessment charge. On a linked quarter basis, our second quarter 2010 net income available to common shareholders increased $205,000, or 41.8%, over our first quarter 2010 results. Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid on October 23, 2009 to shareholders of record as of September 25, 2009.

For the six months ended June 30, 2010, the Company reported net income available to common shareholders of $1.2 million, or $0.16 per diluted share, compared to net income of $478,000, or $0.07 per diluted share, for the six months ended June 30, 2009. This represented an increase of $707,000, or 147.9%.

“To have more than doubled our net income compared with a year ago speaks highly of our team’s ability to assist new and existing customers in a challenging and uncertain economy,” said William D. Moss, President and CEO. “We have addressed the ongoing challenges presented by difficult economic conditions, providing services and products specifically tailored to our business customers, such as our new SBA Lending Division.”

Total assets as of June 30, 2010 were $657.0 million, compared with $640.0 million at December 31, 2009. Total loans at June 30, 2010 were $511.5 million, down from the $513.4 million at December 31, 2009, but an increase from the $492.1 million at June 30, 2009, while total deposits at June 30, 2010 were $551.7 million, compared with $535.4 million at December 31, 2009 and $521.0 million at June 30, 2009.

The Company maintained capital ratios in 2010 that are in excess of regulatory standards for well-capitalized institutions. Community Partners Bancorp’s Tier 1 capital to average assets ratio was 9.15% at quarter end, while the Tier 1 capital to risk-weighted assets ratio was 11.07% and total capital to risk-weighted assets ratio was 12.32%.

Net Interest Income and Net Interest Margin Expansion

Net interest income for the quarter ended June 30, 2010 totaled $6.2 million, an increase of $1.1 million, or 21.1%, over the same quarter in 2009. On a linked quarter basis, net interest income increased by $371,000, or 6.4%, for the second quarter of 2010 from $5.8 million earned in the first quarter of 2010. For the six months ended June 30, 2010, net interest income totaled $12.0 million, an increase of $2.4 million, or 24.7%, over the same period in 2009.

The Company reported a net interest margin of 4.04% for the second quarter of 2010, representing an increase of 9 basis points when compared to the 3.95% for the quarter ended March 31, 2010 and 51 basis points when compared to the 3.53% reported for the comparable quarter in 2009, primarily resulting from lower deposit rates. This solid improvement during the second quarter helped bring the Company’s net interest margin to 4.00% for the six months ended June 30, 2010, an increase of 55 basis points over the 3.45% reported for the same period last year.

Non-interest income for the second quarter of 2010 totaled $478,000, an increase of $121,000, or 33.9%, compared with the second quarter 2009. This increase was due primarily to an other-than-temporary charge of $84,000 taken during the second quarter of 2009. Excluding this charge, non-interest income rose $37,000, or 8.4%. On a linked quarter basis, non-interest income decreased by $2,000, from the first quarter of 2010. For the six months ended June 30, 2010, non-interest income totaled $958,000, a decrease of $273,000, or 22.2% from the same period in 2009.This decrease for the six month period was due primarily to gains of $487,000 from the sale of securities available-for-sale during the first quarter of 2009. Excluding net securities gains as well as the other-than-temporary charge taken during the six months ended June 30, 2009, non-interest income increased $130,000, or 15.7%, over the same period in 2010. The increase in both the quarter and six month periods was due primarily to higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2009.

Non-interest expense for the second quarter of 2010 totaled $4.68 million, a decrease of $163,000, or 3.4%, from the same quarter of 2009, primarily due to a $288,000 one-time FDIC special assessment recorded during the second quarter of 2009 partially offset by higher FDIC insurance costs during 2010 due to higher deposit levels.  On a linked quarter basis, non-interest expense increased a modest $41,000, or 0.9%, from the $4.64 million reported for the first quarter of 2010. Non-interest expense for the six months ended June 30, 2010 totaled $9.32 million, an increase of $8,000, or 0.1%, over the same period in 2009.

As previously noted, total assets as of June 30, 2010 were $657.0 million, an increase of 4.2% compared to $630.8 million as of June 30, 2009. During the second quarter of 2010, the Company continued to experience a high cash position, which provided for a stronger liquidity position, due principally to continued strong deposit growth. Total deposits as of June 30, 2010 were $551.7 million, an increase of 5.9% compared with $521.0 million as of June 30, 2009. Core checking deposits, as well as savings accounts, inclusive of money market deposits, accounted for the majority of this growth, increasing 15.0% and 11.6%, respectively.

Mr. Moss stated, “I am pleased with the strong growth in our core deposits. Our focus has been and will remain on the continued growth of this key funding source, which has helped propel our net interest margin to a very strong 4.04%.”

Total loans as of June 30, 2010 were $511.5 million, a decline of 0.4% from the $513.4 million reported at year-end 2009 but an increase of 3.9% when compared with the $492.1 million at June 30, 2009. At June 30, 2010, the Company has a current loan pipeline of approximately $59 million, which are expected to fund within the year. Mr. Moss commented,” Our current pipeline continues to expand. We are optimistic about our loan growth for the remainder of 2010 and the positive impact we expect it to have on the Company’s future earnings. As previously announced, Two River established an SBA Lending Division, which is progressing on schedule in reaching its ultimate goal of earning the Preferred Lending status.”

The Company’s non-performing assets decreased to $13.1 million at June 30, 2010 as compared with $13.4 million at March 31, 2010 and $14.2 million at December 31, 2009. Non-accrual loans were $13.1 million at June 30, 2010, compared with $12.7 million at March 31, 2010 and $14.2 million at December 31, 2009. As of June 30, 2010 and December 31, 2009, the Company had no OREO properties. During the second quarter of 2010, the Company successfully sold the one OREO property it held at March 31, 2010 for a slight gain. The Company’s non-performing assets as a percentage of total assets of 2.00% remained unchanged at June 30, 2010 compared to March 31, 2010 and was down from 2.21% at December 31, 2009. Troubled Debt Restructured loans totaled $5.0 million at June 30, 2010, compared to $5.0 million at March 31, 2010 and $4.7 million reported at December 31, 2009.

As of June 30, 2010, the Company’s allowance for loan losses was $6.7 million, compared with $6.9 million at March 31, 2010 and $6.2 million as of December 31, 2009. Loss allowance as a percentage of total loans at June 30, 2010 was 1.31%, compared with 1.36% at March 31, 2010 and 1.20% at December 31, 2009. During the second quarter of 2010, the Company recorded a $500,000 write-down on a loan for a 14-unit condominium project in Union County. Additionally, a $395,000 charge-off was taken on a residential line of credit in which the borrower has defaulted on his loan. The write-down and charge-off had previously been reserved for in our allowance for loan losses.

Mr. Moss commented, “The write-down and charge-off taken during the second quarter were prudent management decisions and in both cases, had previously been reserved for. In management’s view, we believe the level of the allowance at June 30, 2010 is adequate to cover losses inherent in the loan portfolio. As previously reported, we remain on track for many of the problem assets to reach final resolution in 2010. We project several of our non-performing loans to migrate to OREO status during the second half of 2010, positioning for ultimate liquidation.”

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, “projects” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan,investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners’ results, see Community Partners’ filings with the Securities and Exchange Commission, including those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009.The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Contacts:

William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com

A. Richard Abrahamian, Senior Vice President & CFO
Community Partners Bancorp
732-216-0167 rabrahamian@tworiverbank.com

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
		June 30,	December 31,	June 30,
Selected Period End Balances:		2010	2009	2009
Total Assets		$657,018	$640,028	$630,831
Fed Funds Sold		7,000	35,894	28,255
Investment Securities and Restricted Stock		43,683	49,308	63,353
Total Loans		511,514	513,399	492,099
Allowance for Loan Losses		(6,689)	(6,184)	(7,090)
Goodwill and Other Intangible Assets		18,856	18,980	25,839
Total Deposits		551,711	535,412	521,042
Repurchase Agreements		16,064	17,065	15,725
Long-term Debt		7,500	7,500	7,500
Shareholders' Equity		78,303	76,837	82,680

		June 30,	March 31,	December 31,
Asset Quality Data:		2010	2010	2009
Nonaccrual loans		$13,137	$12,653	$14,151
Loans past due over 90 days and still accruing		-	-	-
OREO property		-	706	-
Total Non-Performing Assets		13,137	13,359	14,151

Troubled Debt Restructured Loans		5,027	5,035	4,717

Non-Performing Loans to Total Loans		2.57%	2.49%	2.76%
Allowance as a % of Loans		1.31%	1.36%	1.20%
Non-Performing Assets to Total Assets		2.00%	2.00%	2.21%

		June 30, 2010
		Tier 1 Capital to	Tier 1 Capital to	Total Capital to
		Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:		Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp		9.15%	11.07%	12.32%
Two River Community Bank		9.15%	11.06%	12.31%
"Well capitalized" institution (under Federal regulations)		5.00%	6.00%	10.00%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Selected Consolidated Earnings Data:	2010	2010	2009	2010	2009
Total Interest Income	$7,788	$7,658	$7,392	$15,446	$14,546
Total Interest Expense	1,578	1,819	2,266	3,397	4,881
Net Interest Income	6,210	5,839	5,126	12,049	9,665
Provision for Loan Losses	700	700	355	1,400	505
Net Interest Income after Provision
for Loan Losses	5,510	5,139	4,771	10,649	9,160

Net other-than-temporary impairment charge to earnings	-	-	(84)	-	(84)
Gain on sale of securities-available-for-sale	-	-	-	-	487
Other Non-Interest Income	478	480	441	958	828
Total Non-Interest Income	478	480	357	958	1,231

FDIC Insurance Expense	252	264	484	516	654
Other Non-Interest Expenses	4,427	4,374	4,358	8,801	8,655
Total Non-Interest Expenses	4,679	4,638	4,842	9,317	9,309

Income before Income Taxes	1,309	981	286	2,290	1,082
Income Tax Expense	471	348	80	819	364
Net Income	838	633	206	1,471	718

Preferred Stock Dividend & Discount Accretion	143	143	144	286	240

Net Income available to common shareholders	$695	$490	$62	$1,185	$478

Per Common Share Data:
Basic Earnings	$0.09	$0.07	$0.01	$0.16	$0.07
Diluted Earnings	$0.09	$0.07	$0.01	$0.16	$0.07
Book Value				$9.69	$10.27
Tangible Book Value				$7.07	$6.67
Average Common Shares Outstanding (in thousands):
Basic	7,193	7,183	7,169	7,185	7,169
Diluted	7,285	7,194	7,209	7,239	7,182

Other Selected Ratios:
Return on Average Assets	0.51%	0.39%	0.13%	0.45%	0.24%
Return on Average Tangible Assets (1)	0.52%	0.40%	0.14%	0.46%	0.25%
Return on Average Equity	4.30%	3.28%	1.00%	3.79%	1.75%
Return on Average Tangible Equity (1)	5.66%	4.34%	1.45%	5.00%	2.55%
Net Interest Margin	4.04%	3.95%	3.53%	4.00%	3.45%
(1) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.